Exhibit 99.1

ATHERSYS REPORTS THIRD QUARTER 2019 RESULTS
Management to host conference call at 4:30 pm EDT today
CLEVELAND, Ohio, November 6, 2019 — Athersys, Inc. (NASDAQ: ATHX) announced today its financial results for the three months ended September 30, 2019.
Highlights of the third quarter of 2019 and recent events include:

•	Steady advancement of both MultiStem® ischemic stroke clinical trials, including the HEALIOS K.K. ("Healios") TREASURE study in Japan and in our Phase 3 registrational study MASTERS-2;

•	Continued support for the Healios' acute respiratory distress syndrome ("ARDS") trial, the ONE-BRIDGE study in Japan, which continues to have steady enrollment;

•	Completion of one-year follow up assessments for our ARDS trial, the MUST-ARDS study, and initiation of planning for subsequent ARDS trial;

•	Advanced preparations for planned Phase 2 trauma clinical study;

•	Progressed planning for commercial readiness with our manufacturing process, technical transfer operations and future manufacturing plans;

•	Engaged in partnering discussions with companies interested in MultiStem commercialization rights in Europe and other regions;

•
MultiStem recognized in the first ESOT Leonardo Da Vinci Research Innovation Award received by Emily R. Thompson from the University of Newcastle for her work using MultiStem in human kidney transplant research;

•	Entered in new equity facility that will replace the current facility, providing us with access of up to $100 million to support operational and other initiatives over the next several years;

•	Recognized revenues of negative $0.4 million and net loss of $12.0 million, or $0.08 net loss per share, for the quarter ended September 30, 2019; and

•	Ended the 2019 third quarter with $40.4 million of cash and cash equivalents.

“We continue to make steady progress in our ongoing clinical programs, maintaining our focus on the critical care indications where our prior clinical results and extensive preclinical data suggest there is an excellent opportunity for MultiStem to address substantial areas of unmet medical need. Each of the indications we are focused on represent significant market opportunities, where current standard of care is limited, cost of care is high, and the disability burden and the quality of life impact on the patient and family is substantial,” commented Dr. Gil Van Bokkelen, Chairman & CEO of Athersys. “We believe that MultiStem can help address substantial gaps and limitations in current standard of care, meaningfully improving clinical outcomes for patients, and delivering substantial value to the healthcare system.

“We are also heavily focused on strategic partnering activities in Europe and other geographies of interest, while we also pursue other strategic opportunities that have the potential to add value and strengthen our balance sheet. We are focused on preparing for commercialization in the future and maintaining a strong financial position while we pursue these initiatives,” concluded Dr. Van Bokkelen.

Third Quarter Results
Our revenues are generally derived from license fees, manufacturing-related activities for Healios, other contract revenue from our collaborations and grant revenue. Revenues were negative $0.4 million for the three months ended September 30, 2019 compared to $2.3 million for the three months ended September 30, 2018, which were primarily related to our collaboration with Healios. In the third quarter of 2019, we determined that the estimated variable transaction price of product supply decreased due to a reduction in the underlying cost per dose that occurred during the quarter. This reduction exceeded the amount of revenue generated during the quarter. Royalty revenue ceased late in 2018 upon a licensee's decision to discontinue distribution of the licensed product.
Research and development expenses decreased to $8.9 million for the three months ended September 30, 2019 from $9.5 million for the comparable period in 2018. The $0.6 million net decrease is associated with decreases in clinical trial and manufacturing process development costs of $1.1 million and license fees of $0.2 million, with such decreases partially offset by increases in personnel costs of $0.2 million, outside services of $0.2 million, stock compensation costs of $0.2 million, and consulting costs of $0.1 million. Included in our clinical expenses are costs associated with providing manufacturing services to Healios, which are invoiced to Healios in accordance with our collaboration agreements.
General and administrative expenses increased to $3.0 million for the three months ended September 30, 2019 from $2.6 million in the comparable period in 2018. The $0.4 million increase was due primarily to increased legal and professional fees, outside services and stock compensation costs compared to the same period last year.
Net loss for the third quarter of 2019 was $12.0 million compared to a net loss of $9.7 million in the third quarter of 2018. The difference reflects the above variances, as well as an increase in other income.
During the nine months ended September 30, 2019, net cash used in operating activities was $25.2 million compared to $8.8 million in the nine months ended September 30, 2018, with 2018 being impacted by proceeds from the Healios collaboration expansion. At September 30, 2019, we had $40.4 million in cash and cash equivalents, compared to $51.1 million at December 31, 2018.

Conference Call
Gil Van Bokkelen, Chairman and Chief Executive Officer, Laura Campbell, Senior Vice President of Finance, and Karen Hunady, Director of Corporate Communications and Investor Relations will host a conference call today to review the results as follows:

Date	November 6, 2019
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	(877) 396-3286
Telephone access: International	(647) 689-5528
Access code	4183148
Live webcast	www.athersys.com, under the Investors/Events section

We encourage shareholders to listen using the webcast link and to use the phone line if you intend to ask a question. A replay will be available on the webcast at www.athersys.com under the Investors section approximately two hours after the call has ended. Shareholders may also call in for on-demand listening shortly after the completion of the call until 11:59 PM Eastern Time on November 13, 2019 by dialing (800) 585-8367 or (416) 621-4642 and entering Encore passcode 4183148.
About Athersys
Athersys is an international biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem cell therapy product, a patented, adult-derived "off-the-shelf" stem cell product, initially for disease indications in the neurological, inflammatory and immune, cardiovascular, and other critical care indications and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and a broad network of collaborations to further advance the MultiStem cell therapy toward commercialization. More information is available at www.athersys.com. Follow Athersys on Twitter at www.twitter.com/athersys.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise capital to fund our operations; the timing and nature of results from our MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial and Healios’ TREASURE and ONE-BRIDGE clinical trials in Japan; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials of our product candidates; the possibility of delays, work stoppages or interruptions in manufacturing by third parties to us, such as due to material supply constraints, contaminations, or regulatory issues, which could negatively impact our trials and the trials of our collaborators; uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for the treatment of stroke, acute respiratory distress syndrome, acute myocardial infarction and trauma, and the prevention of graft-versus-host disease and other disease indications; changes in external market factors; changes in our industry's overall performance; changes in our business strategy; our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies; the success of our efforts to enter into new strategic partnerships and advance our programs, including, without limitation, in North America, Europe and Japan; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
William (B.J.) Lehmann, J.D.
President and Chief Operating Officer
Tel: (216) 431-9900
bjlehmann@athersys.com
Karen Hunady
Director of Corporate Communications & Investor Relations
Tel: (216) 431-9900
khunady@athersys.com
David Schull
Russo Partners, LLC
Tel: (212) 845-4271 or (858) 717-2310
David.schull@russopartnersllc.com
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$40,446	$51,059
Accounts receivable	15	262
Accounts receivable from Healios, billed and unbilled	1,395	4,728
Prepaid expenses, deposits and other	2,647	2,679
Equipment, net	2,928	3,002
Total assets	$47,431	$61,730
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other	$13,911	$12,801
Accounts payable to Healios	792	—
Deposit from Healios	—	2,000
Deferred revenue	351	674
Advance from Healios	5,375	3,139
Total stockholders' equity	27,002	43,116
Total liabilities and stockholders' equity	$47,431	$61,730

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three months ended September 30,
	2019	2018
Revenues
Contract revenue from Healios	$(368)	$1,906
Royalty and other contract revenue	—	312
Grant revenue	7	103
Total revenues	(361)	2,321
Costs and expenses
Research and development	8,856	9,545
General and administrative	2,958	2,556
Depreciation	167	196
Total costs and expenses	11,981	12,297
Loss from operations	(12,342)	(9,976)
Other income, net	327	236
Net loss and comprehensive loss	$(12,015)	$(9,740)
Net loss per share, basic and diluted	$(0.08)	$(0.07)
Weighted average shares outstanding, basic and diluted	153,096	138,930